Exhibit 99.1

949 South Coast Drive, Fourth Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal Year 2008 Operating Results

COSTA MESA, Calif., March 23, 2009 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2008.

Results of Operation

In the quarter and fiscal year ended December 31, 2008, the Company incurred net losses of $12.5 million, or $1.19 per diluted share and $12.0 million, or 1.14 per diluted share, respectively, as compared to net income of $1.2 million, or $0.11 per diluted share, and $5.8 million, or $0.53 per diluted share, respectively, in the same corresponding periods of 2007. The losses for both the fourth quarter and the fiscal year ended December 31, 2008 reflect the effects of the worsening of the economic recession and the continued instability of the credit markets, particularly during the second half of 2008, and, to a lesser extent, reductions in interest rates implemented by the Federal Reserve Board in response to those conditions. Those economic conditions led to significant increases in loan delinquencies and defaults by borrowers, primarily in the second half of 2008, which resulted in increased risk within our loan portfolio. As a result, during the fourth quarter of 2008 we recognized net loan charge-offs totaling $9.2 million, and made provisions for loan losses totaling $16.2 million. As a result, our allowance for loan losses totaled nearly $15.5 million at December 31, 2008, or 1.83% of the loans then outstanding, which represented an increase of $9.4 million or 154%, from $6.1 million, or 0.79% of the loans outstanding, at December 31, 2007.

Our results of operations for the quarter and fiscal year ended December 31, 2008 also were affected, to a lesser extent by (i) decreases in net interest income of $1.0 million, or 12.9%, and $4.3 million, or 13.8%, respectively, which occurred despite an increase by us in loan volume, and (ii) increases in non-interest expense of $1.4 million, or nearly 26%, and $2.0 million, or 9.1%, respectively. The decreases in net interest income were primarily the result of reductions in interest rates implemented by the Federal Reserve Board in an effort to mitigate the severity of the economic recession. The increases in non-interest expense were due primarily to expenses incurred in connection with real properties acquired on foreclosure of defaulted loans (commonly referred to as “other real estate owned or “OREO”) principally as a result of an increase in the number of foreclosed properties we acquired as a consequence of the worsening of the economic recession and credit crisis and, to a lesser extent, increases in compensation due primarily to the addition of asset managers in our credit administration department as we continued to focus on the quality of our loan portfolio.

The net losses recorded for the fourth quarter and fiscal year ended December 31, 2008, give effect to an income tax benefit of $3.8 million, which is net of a $3.0 million non-cash charge that we recognized to establish a $3.0 million valuation allowance against our deferred tax asset, which consists of unused income tax deductions and tax credit carryforwards that are available to offset taxes on future income. Net of that valuation allowance, our deferred tax asset totaled $6.6 million at December 31, 2008, as compared to $4.6 million at December 31, 2007. We established the valuation allowance as a result of a determination that was no longer more likely than not that we would be able to utilize our deferred tax asset, in full, prior to the expiration of those income tax deductions and tax credit carryforwards.

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PMBC Earnings Release

March 23, 2009

Financial Condition

Notwithstanding the loss incurred in 2008, we had total capital on a consolidated basis of more than $110 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $92 million at December 31, 2008. Moreover, the ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 10.1% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at December 31, 2008, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2008		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$110,722	12.1%	N/A	N/A
Bank	91,759	10.1%	$90,786	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$99,195	10.8%	N/A	N/A
Bank	80,357	8.9%	$54,471	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$99,195	8.4%	N/A	N/A
Bank	80,357	6.9%	$58,445	At least 5.0%

Continuing Our Focus on Lending

“The Bank continues to be strongly committed to and focused on growing its commercial lending business and we continue to offer our customers a broad range of commercial lending products. However, due to the economic recession, we anticipate the demand for commercial loans will remain somewhat flat in 2009 and possibly longer. At the same time, we expect that, in the coming months, there will be an increase in home purchases and a corresponding increase in the demand for residential mortgage loan products as prices for homes begin to stabilize and the economic recovery begins. Additionally, we believe that the credit quality of prospective borrowers will be much improved, because credit underwriting standards are being tightened and sub-prime and other high-risk mortgage loan products have been discontinued. As a result, we are planning to re-enter the wholesale and retail mortgage loan origination business, which we believe provides us with an opportunity to increase our revenues and profitability” said Raymond E. Dellerba, President and Chief Executive Officer. “We plan to pursue this opportunity in a conservative manner by, among other things, building on the experience we gained from our previous wholesale and retail mortgage loan operations, which enabled us to increase revenues and improve our profitability throughout the years of, and following, the dot.com bust in 2000 and again after 9-11, when the commercial lending market slowed for several years, and by applying stringent underwriting standards when making credit decisions. Our plan is to initially offer mortgage loan products consisting of government and agency-quality one-to-four family first mortgage loans, which, in most instances we would fund at the time of origination and then sell off to investors in the secondary market. In conjunction with that business, we will follow up with a retail residential mortgage loan division in the second quarter of 2009,” concluded Mr. Dellerba.

PMBC Earnings Release

March 23, 2009

Balance Sheet Information

Loans. At December 31, 2008, gross loans totaled nearly $844 million, an increase of $65 million, or 8%, as compared to nearly $779 million at December 31, 2007. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at December 31, 2008 and December 31, 2007. As the table indicates, during the year ended December 31, 2008, we were able to reduce the volume of real estate construction loans in our loan portfolio, while increasing commercial business and commercial real estate loans:

	December 31, 2008		December 31, 2007
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$300,945	35.7%	$269,887	34.6%
Commercial real estate loans - owner occupied	174,169	20.6%	163,949	21.0%
Commercial real estate loans - all other	127,528	15.1%	108,866	14.0%
Residential mortgage loans - multi-family	100,971	12.0%	92,440	11.9%
Residential mortgage loans - single family	65,127	7.7%	64,718	8.3%
Construction loans	32,528	3.9%	47,179	6.1%
Land development loans	33,283	3.9%	25,800	3.3%
Consumer loans	9,173	1.1%	6,456	0.8%

Gross loans	$843,724	100.0%	$779,295	100.0%

“As the table indicates, during 2008, we continued to reduce construction loans and, at December 31, 2008, the dollar amount of such loans had declined by 31.1% to $32.5 million and as a percentage of loans outstanding to 3.9%, from $47.2 million and 6.1%, respectively, at December 31, 2007,” said Nancy Gray, Senior Executive Vice President and Chief Financial Officer. “Additionally, our single family mortgage loans have continued to perform over the last 18 months, as evidenced by the fact we have only foreclosed on four homes in the last 18 months, and have sold all but one of them,” added Ms. Gray.

Deposits. Deposits increased by $75 million, or 10%, to $822 million at December 31, 2008, from $747 million at December 31, 2007, as we increased time deposits by $158 million, or 41%, to $542 million at December 31, 2008, from $384 million at December 31, 2007, primarily to fund increases in loans and to offset declines in lower cost deposits, principally interest-bearing transaction accounts and non-interest bearing deposits, which declined, respectively, by $48 million, or 27%, to $128 million and by $36 million, or 19%, to $152 million, at December 31, 2008. We believe that those declines were primarily the result of the worsening of economic conditions and the more recent onset of and the fears posed by the credit crisis, which led many depositors to draw down those deposits to fund their cash needs and to shift money from bank deposits to U.S. Treasury securities.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and trends and expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

PMBC Earnings Release

March 23, 2009

These risks and uncertainties include, but are not limited to, the following: The risk that economic recession and current market conditions will worsen in 2009, as a result of which we could incur additional loan and credit losses that would adversely affect our results of operations and cause us to incur a loss in 2009; the risk that economic activity in the United states will decline even further in 2009 as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2009; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage loan business may cause us to incur additional operating expenses and may not prove to be profitable.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 17, 2009. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Earnings Release

March 23, 2009

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Total interest income	$15,350	$16,949	(9.4)%	$61,611	$70,058	(12.1)%
Total interest expense	8,620	9,219	(6.5)%	34,498	38,617	(10.7)%

Net interest income	6,730	7,730	(12.9)%	27,113	31,441	(13.8)%
Provision for loan losses	16,244	1,100	1,376.7%	21,685	2,025	970.9%

Net interest income (loss) after provision for loan losses	(9,514)	6,630	(243.5)%	5,428	29,416	(81.5)%
Non-interest income
Service charges & fees on deposits	328	214	53.3%	1,151	595	93.4%
Net gains/losses on sales of securities	1,087	263	313.3%	2,346	263	792.0%
Other than temporary impairment of securities	(1,603)	—	N/M	(1,603)	—	N/M
Net gains/losses on OREO	—	—	N/M	(40)	—	N/M
Other non-interest income	205	159	28.9%	752	815	(7.7)%

Total non-interest income	17	636	(97.3)%	2,606	1,673	55.8%
Non-interest expense
Salaries & employee benefits	3,419	3,213	6.4%	12,767	11,907	7.2%
Occupancy and equipment	932	966	(3.5)%	3,814	3,955	(3.6)%
OREO expenses	863	5	N/M	1,357	5	N/M
Amortization of debt issuance costs	59	3	N/M	69	489	(85.9)%
Other non-interest expense	1,474	1,173	25.7%	5,695	5,362	6.2%

Total non-interest expense	6,747	5,360	25.9%	23,702	21,718	9.1%
Income (loss) before income taxes	(16,244)	1,906	(952.3)%	(15,668)	9,371	(267.2)%
Income tax expense (benefit)	(3,754)	705	(632.5)%	(3,702)	3,601	(202.8)%

Net Income (loss)	$(12,490)	$1,201	(1,140.0)%	$(11,966)	$5,770	(307.4)%

Net income(loss) per share-basic	$(1.19)	$0.11		$(1.14)	$0.55
Net income(loss) per share-diluted	$(1.19)	$0.11		$(1.14)	$0.53
Weighted average shares outstanding(1)
Basic	10,449	10,500		10,473	10,423
Diluted	10,449	10,832		10,473	10,855
Ratios from continuing operations(2)
ROA	(4.23)%	0.44%		(1.06)%	0.53%
ROE	(50.98)%	4.96%		(12.37)%	6.25%
Efficiency ratio	100.0%	64.07%		79.75%	65.59%
Net interest margin (1)	2.45%	2.92%		2.47%	2.96%

(1)	In thousands.

(2)	Ratios and net interest margin for the three month periods ended December 31, 2008 and 2007 have been annualized.

PMBC Earnings Release

March 23, 2009

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Increase/ (Decrease)
	2008	2007
ASSETS
Cash and due from banks	$16,426	$14,332	14.6%
Fed funds sold	—	39,400	N/M
Interest bearing deposits	90,905	198	N/M
Investments (including stock)	174,365	231,500	(24.7)%
Core Loans, net	828,041	773,071	7.1%
OREO	14,008	425	3,196.0%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	39,632	17,415	127.6%

Total Assets	$1,164,059	$1,077,023	8.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$152,462	$187,551	(18.7)%
Interest bearing deposits
Interest checking	28,039	22,292	25.8%
Savings/money market	99,560	152,882	(34.9)%
Certificates of deposit	541,625	383,938	41.1%

Total interest bearing deposits	669,224	559,112	19.7%

Total deposits	821,686	746,663	10.0%
Other borrowings	233,758	208,818	11.9%
Other liabilities	6,856	7,153	(4.2)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,079,827	980,161	10.2%
Shareholders’ equity	84,232	96,862	(13.0)%

Total Liabilities and Shareholders’ Equity	$1,164,059	$1,077,023	8.1%

Tangible book value per share(1)	$8.08	$9.36	(13.7)%

Dividend per share	$0.10	$—	N/M

Shares outstanding	10,434,665	10,492,049	(0.5)%

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Year Ended December 31,
Average Balances (in thousands)	2008	2007
Average gross loans (*)	$809,543	$744,589
Average earning assets	$1,093,317	$1,062,048
Average assets	$1,126,638	$1,090,572
Average equity	$96,757	$92,353
Average interest bearing deposits	$610,015	$573,417
(*) Excludes loans held for sale and allowance for loan losses (ALL).
	At December 31,
Credit Quality Data (dollars in thousands)	2008	2007
Total non-performing loans	$15,925	$8,048
Total non-performing assets	$29,933	$8,473
Net charge-offs year-to-date	$12,358	$1,828
90-day past due loans	$6,812	$7,721
Allowance for loan losses	$15,453	$6,126
Allowance for loan losses /gross loans (excl. loans held for sale)	1.83%	0.79%
Allowance for loan losses /total assets	1.33%	0.57%

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